Exhibit 99.1

BridgeBio Pharma, Inc. Appoints Finance and Pharmaceutical Leaders Fred Hassan, Andrea Ellis and Douglas Dachille to its Board of Directors

PALO ALTO, CA – August 18, 2021 — BridgeBio Pharma, Inc. (Nasdaq: BBIO), a commercial-stage biopharmaceutical company founded to discover, create, test and deliver meaningful medicines for patients with genetic diseases and cancers with clear genetic drivers, today announced that it has added three new independent directors to its board: Fred Hassan, a pharmaceutical and financial industry giant who is the former CEO of Schering-Plough and former chairman of Bausch & Lomb; Andrea Ellis, a consumer technology innovator and the chief financial officer of Lime; and Douglas Dachille, an investment management veteran and the former chief investment officer of American International Group, Inc. (AIG).

“We are privileged to have the opportunity to work with and learn from Fred, Andrea and Doug, and are grateful they are committed to helping us grow and advance our pipeline of potential therapies to treat patients with genetic diseases,” said BridgeBio founder and CEO Neil Kumar, Ph.D. “We are confident that the collective guidance these new directors offer will strengthen our ability to serve patients around the world.”

Fred Hassan

Mr. Hassan brings extensive experience leading and scaling global pharmaceutical companies and advising major corporates as a director, which will benefit BridgeBio as it expands its commercial infrastructure and broadens its reach to patients.

Mr. Hassan works as Director at Warburg Pincus LLC, a global private equity institution. Previously, Mr. Hassan was the chairman and chief executive officer of Schering-Plough and chairman and chief executive officer of Pharmacia Corporation, a company formed through the merger of Monsanto Company and Pharmacia & Upjohn, Inc. Mr. Hassan is a Director at Prometheus Biosciences, and Precigen, both public biopharma companies using advanced technologies.

His previous directorships include Time Warner Inc. until its acquisition by AT&T Inc. in 2018, and Avon Products, where he served as chairman of the board, and Bausch and Lomb, where he also served as chairman. He has also served as a director at Amgen. Mr. Hassan earned a bachelor’s degree from Imperial College of Science and Technology, University of London and a master’s degree in business administration from Harvard Business School.

“BridgeBio is creating something unique within the industry and I have been deeply impressed by its ability to accelerate the development of therapies for patients in need,” Mr. Hassan said. “I look forward to drawing on my experience as a leader of global pharmaceutical businesses to help BridgeBio grow into a world-class company with the ability to help millions of patients around the world who are suffering from genetic diseases and genetically-driven cancers.”

Andrea Ellis

As a financial expert in the technology and food sector, Mrs. Ellis will bring a fresh outsider perspective and industry diversity to the BridgeBio board.

Mrs. Ellis is the chief financial officer of Lime, an innovative transportation technology company that offers access to shared electric scooters, bikes and mopeds that is built on sustainability. Prior to joining Lime, Mrs. Ellis held various roles in finance, operations, and product management at Restaurant Brands International for many leading food chains. She previously spent six years at Goldman Sachs in investment banking and trading. Mrs. Ellis earned her bachelor’s degree from the University of Pennsylvania and a master’s degree in business administration from Harvard Business School.

“I’m thrilled to have the chance to help BridgeBio revolutionize the biotech and pharmaceutical industry with its groundbreaking approach to drug development. I am ready and eager to bring my experience in tech and finance to the board and aid the company in its mission to develop and deliver transformative medicines for patients suffering from genetic diseases,” Mrs. Ellis said.

Douglas Dachille

Mr. Dachille is an investment veteran who brings nearly 30 years of deep financial and strategic expertise to the board. He previously served as a board observer for the Company.

Mr. Dachille is AIG’s former chief investment officer, where he had responsibility for overseeing the investment portfolios of AIG’s insurance companies and the investments of third-party clients managed by First Principles Capital Management, LLC, an AIG subsidiary. He joined the company when AIG acquired First Principles Capital Management, LLC, an institutional fixed income asset manager, which he co-founded and served as chief executive officer. Mr. Dachille previously served as president and chief operating officer of Zurich Capital Markets and began his investment career at JPMorgan Chase & Company, where he served as global head of proprietary trading as well as co-treasurer. He earned his bachelor’s degree in a special joint program through Union University and Albany Medical College, and later was a Pew Scholar at the University of Chicago, where he earned a master’s degree in business administration.

“As a former board observer, I’m excited to make the leap and become a director at BridgeBio, a company I firmly believe is transforming the biotech industry with its innovative hub-and-spoke business model and deep and diversified drug pipeline,” Mr. Dachille said. “I look forward to helping BridgeBio grow into a global commercial organization that is able to reach and help patients in need around the world.”

About BridgeBio Pharma, Inc.

BridgeBio Pharma (BridgeBio) is a biopharmaceutical company founded to discover, create, test and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio’s pipeline of over 30 development programs ranges from early science to advanced clinical trials and its commercial organization is focused on delivering the company’s two approved therapies. BridgeBio was founded in 2015 and its team of experienced drug discoverers, developers and innovators are committed to applying advances in genetic medicine to help patients as quickly as possible. For more information visit bridgebio.com.

BridgeBio Contact:

Grace Rauh

BridgeBio Pharma, Inc.

Grace.rauh@bridgebio.com

(917) 232-5478